Chef’s Warehouse 8-K

Exhibit 99.1

The Chefs’ Warehouse Reports Fourth Quarter 2014 Financial Results

Net Sales Increase 18%

Ridgefield, CT, March 5, 2015 – The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), a premier distributor of specialty food products in the United States and Canada, today reported financial results for its fourth quarter ended December 26, 2014.

Financial highlights for the fourth quarter of 2014 compared to the fourth quarter of 2013:

•	Net sales increased 18.0% to $228.2 million for the fourth quarter of 2014 from $193.4 million for the fourth quarter of 2013.

•	Net income available to common stockholders increased 7.5% to $5.2 million for the fourth quarter of 2014 from $4.8 million in the fourth quarter of 2013.

•	Earnings per diluted share available to common stockholders was $0.21 for the fourth quarter of 2014 compared to $0.19 for the fourth quarter of 2013.

•	Modified pro forma earnings per diluted share available to common stockholders[1] was $0.20 per diluted share for the fourth quarter of 2014 compared to $0.22 per diluted share for the fourth quarter of 2013.

•	Adjusted EBITDA[1] was $12.2 million for the fourth quarter of 2014 compared to $13.4 million for the fourth quarter of 2013.

“2014 was a year of significant growth, as well as foundation building, for Chefs. We prepared to open a significant new market with Chicago, continued to invest in infrastructure to support our long term growth and reached agreement to acquire Del Monte Meats, which when completed will be our largest acquisition to date. We also faced unprecedented inflationary pressures in many of our largest categories. We were able to grow our business organically by over 9% on the top line, despite the headwinds we experienced at Allen Brothers. We also continued our fold-in acquisition strategy with the acquisition of Maryland based Euro Gourmet Inc. which complements our already extensive product selection and broadens our customer base in the Mid-Atlantic,” said Chris Pappas, chairman and chief executive officer of The Chefs' Warehouse, Inc. “2015 will be an exciting year for the Company as we integrate Del Monte into our business as well as begin distribution from our new Bronx, Chicago, Las Vegas and San Francisco facilities. We expect these actions, as well as our continuous investment in people, process and product, to position us well to build the business for the long term and enhance our brand as an elite distributor in food service.”

Fourth Quarter Fiscal 2014 Results

Net sales for the quarter ended December 26, 2014 increased approximately 18.0% to $228.2 million from $193.4 million for the quarter ended December 27, 2013. The increase in net sales was the result of organic growth, as well as the acquisition of Allen Brothers in December 2013 and to a lesser degree Euro Gourmet in October 2014. These acquisitions accounted for approximately $17.1 million, or 8.8%, of our year-over-year net sales growth for the quarter. Organic growth contributed approximately $17.7 million, or 9.2%, to our year-over-year growth. Compared to the fourth quarter of 2013, the Company’s case count grew approximately 3.0%, number of unique customers grew 10.7% and placements grew 5.7% in the fourth quarter of 2014. Inflation continued to increase sequentially during the quarter, particularly in the dairy and protein (both meat and seafood) categories and was approximately 6.9% for the quarter.

Gross profit increased approximately 15.5% to $56.9 million for the fourth quarter of 2014 from $49.3 million for the fourth quarter of 2013. Gross profit margin decreased approximately 55 basis points to 24.9% from 25.5%. This decrease was due in large part to the shift in product mix toward more protein items, and the relative performance of Allen Brothers. Gross profit margins were also negatively impacted by lower margins in our pastry category. Despite the significant inflation during the fourth quarter, gross margins in the Company’s core specialty categories increased 21 basis points compared to the prior year quarter.

1 Please see the Consolidated Statements of Operations at the end of this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, modified pro forma net income available to common stockholders and modified pro forma EPS to these measures’ most directly comparable GAAP measure.

Total operating expenses increased by approximately 15.7% to $45.2 million for the fourth quarter of 2014 from $39.1 million for the fourth quarter of 2013. As a percentage of net sales, operating expenses were 19.8% in the fourth quarter of 2014 compared to 20.2% in the fourth quarter of 2013. The decrease in our operating expense ratio is primarily attributable to lower amortization expense, investigation costs and deal-related costs, as well as a larger reduction in contingent earnout liabilities compared to the fourth quarter of fiscal 2013, offset by slightly higher warehouse labor costs, higher net shipping and catalog promotional costs at Allen Brothers.

Operating income for the fourth quarter of 2014 was $11.7 million compared to $10.2 million for the fourth quarter of 2013, reflecting the increase in gross profit offset in part by increased operating expenses discussed above. As a percentage of net sales, operating income was 5.1% in the fourth quarter of 2014 compared to 5.3% in the prior year’s fourth quarter.

Net income available to common stockholders was $5.2 million, or $0.21 per diluted share, for the fourth quarter of 2014 compared to $4.8 million, or $0.19 per diluted share, for the fourth quarter of 2013.

On a non-GAAP basis, adjusted EBITDA was $12.2 million in the fourth quarter of 2014 compared to $13.4 million in the fourth quarter of 2013. For the fourth quarter of 2014, modified pro forma net income available to common stockholders1 was $4.9 million and modified pro forma EPS was $0.20 compared to modified pro forma net income available to common stockholders of $5.4 million and modified pro forma EPS of $0.22 for the fourth quarter of 2013.

Fourth Quarter 2014 Earnings Conference Call

The Company will host a conference call to discuss fourth quarter 2014 financial results today at 5:00 p.m. ET. Hosting the call will be Chris Pappas, chairman and chief executive officer, and John Austin, chief financial officer. The conference call will be webcast live from the Company’s investor relations website at http://investors.chefswarehouse.com/. The call can also be accessed live over the phone by dialing (877) 705-6003, or for international callers (201) 493-6725. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 13601243. The replay will be available until Thursday, March 12, 2015, and an online archive of the webcast will be available on the Company’s investor relations website.

Full Year 2015 Guidance

The Company reiterates its full year 2015 guidance of the following:

  Net sales between $1.0 billion and $1.1 billion
  Adjusted EBITDA between $68.3 million and $72.0 million
  Net income per diluted share between $0.57 and $0.66
  Modified pro forma net income per diluted share between $0.70 and $0.80

This guidance is based on an effective tax rate of approximately 41.5% and fully diluted shares of approximately 28.0 million shares, which assumes the completion of our acquisition of Del Monte and related entities by the end of the first quarter of 2015. This guidance also incorporates a slightly higher effective tax rate as a result of the impact of the New York state tax audit noted above.

Annual Meeting of Stockholders

The Company expects to host its Annual Meeting of Stockholders on May 15, 2015 in Ridgefield, CT.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement entered into by the parties in connection with the Company's proposed acquisition of all the Del Monte entities; the ability of the Company to consummate the proposed acquisition of the Del Monte entities; the Company's ability to successfully deploy its operational initiatives to achieve synergies from the acquisition of the Del Monte entities; the results of the ongoing New York state tax audit and the Company’s efforts to negotiate the final amount of any assessment; the Company's sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company's vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to a lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; the risk of loss of customers due to the fact that the Company does not customarily have long-term contracts with its customers; changes in the availability or cost of the Company's specialty food products; the ability to effectively price the Company's specialty food products and reduce the Company's expenses; the relatively low margins of the foodservice distribution industry and the Company's and its customers' sensitivity to inflationary and deflationary pressures; the Company's ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors and to integrate and realize expected synergies from those acquisitions; the Company's ability to open, and begin servicing customers from, new Chicago, San Francisco and Las Vegas distribution centers and the expenses associated therewith; increased fuel cost volatility and expectations regarding the use of fuel surcharges; fluctuations in the wholesale prices of beef, poultry and seafood, including increases in these prices as a result of increases in the cost of feeding and caring for livestock; the loss of key members of the Company's management team and the Company's ability to replace such personnel; and the strain on the Company's infrastructure and resources caused by its growth. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 12, 2014 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information in the foregoing report until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 31,800 products to more than 22,600 customer locations throughout the United States and Canada.

Contact:

Investor Relations

John Austin, (718) 684-8415

THE CHEFS' WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THIRTEEN AND FIFTY-TWO WEEKS ENDED DECEMBER 26, 2014 AND DECEMBER 27, 2013
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 26, 2014	December 27, 2013	December 26, 2014	December 27, 2013
Net Sales	$228,228	$193,987	$836,625	$673,545
Cost of Sales	171,334	144,113	630,573	501,181
Gross Profit	56,884	49,274	206,052	172,364

Operating Expenses	45,223	39,082	173,042	135,783
Operating Income	11,671	10,192	33,010	36,581

Interest Expense	2,104	2,177	8,167	7,775
Loss (Gain) on Disposal of Assets	1	4	(5)	8

Income Before Income Taxes	9,566	8,011	24,848	28,798

Provision for Income Tax Expense	4,367	3,175	10,633	11,808

Net Income Available to Common Stockholders	$5,199	$4,836	$14,215	$16,990

Net Income Per Share Available to Common Stockholders:
Basic	$0.21	$0.20	$0.58	$0.78
Diluted	$0.21	$0.19	$0.57	$0.77

Weighted Average Common Shares Outstanding:
Basic	24,656,740	24,609,345	24,638,135	21,766,743
Diluted	24,842,558	24,822,489	24,844,565	21,995,042

THE CHEFS' WAREHOUSE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 26, 2014 AND DECEMBER 27, 2013
(unaudited; in thousands)

	December 26, 2014	December 27, 2013

Cash	$3,328	$20,014
Accounts receivable, net	96,896	76,413
Inventories, net	75,528	64,710
Deferred taxes, net	3,500	2,708
Prepaid expenses and other current assets	9,755	16,250
Total current assets	189,007	180,095

Restricted cash	—	5,578
Equipment and leasehold improvements, net	47,938	27,589
Software costs, net	5,358	2,265
Goodwill	78,508	78,026
Intangible assets, net	50,485	57,450
Other assets	4,897	3,755
Total assets	376,193	354,758

Accounts payable	43,157	33,925
Accrued liabilities	19,522	15,803
Accrued compensation	6,645	5,996
Current portion of long-term debt	7,736	6,867
Total current liabilities	77,060	62,591

Long-term debt, net of current portion	135,800	140,847
Deferred taxes, net	8,067	8,338
Other liabilities	8,472	10,917
Total liabilities	229,399	222,693

Preferred stock	—	—
Common stock	250	250
Additional paid in capital	97,966	96,973
Cumulative translation adjustment	(693)	(214)
Retained earnings	49,271	35,056
Stockholders' equity	146,794	132,065

Total liabilities and stockholders' equity	$376,193	$354,758

THE CHEFS' WAREHOUSE, INC.
CONDENSED CASH FLOW STATEMENT
FOR THE FIFTY-TWO WEEKS ENDED DECEMBER 26, 2014 AND DECEMBER 27, 2013
(unaudited; in thousands)

	December 26, 2014	December 27, 2013

Cash flows from operating activities:
Net Income	$14,215	$16,990

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,113	2,521
Amortization	5,130	4,796
Provision for allowance for doubtful accounts	1,195	924
Deferred credits	(105)	331
Deferred taxes	173	970
Amortization of deferred financing fees	876	647
Stock compensation	1,374	1,210
(Gain) loss on disposal of assets	(5)	8
Change in fair value of earnout	(1,581)	(1,157)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(21,332)	(5,883)
Inventories	(10,809)	395
Prepaid expenses and other current assets	6,073	(9,207)
Accounts payable and accrued liabilities	10,744	(1,212)
Other liabilities	1,830	(199)
Other assets	(1,094)	(496)
Net cash provided by operating activities	9,797	10,638

Cash flows from investing activities:
Capital expenditures	(24,206)	(11,704)
Proceeds from asset disposals	49	—
Purchase price adjustment (cash paid) for acquisitions	484	(77,995)
Net cash used in investing activities	(23,673)	(89,699)

Cash flows from financing activities:
Change in restricted cash	5,578	5,430
Proceeds from senior secured notes	—	100,000
Net proceeds from secondary offering	—	75,037
Payment of debt	(7,054)	(5,271)
Payment of deferred financing fees	(841)	(1,230)
Borrowings under revolving credit line	19,100	70,800
Payments under revolving credit line	(19,100)	(145,800)
Excess tax benefits on stock compensation	110	30
Surrender of shares to pay withholding taxes	(491)	(269)
Net cash (used in) provided by financing activities	(2,698)	98,727

Effect of foreign currency translation on cash and cash equivalents	(112)	230

Net (decrease) increase in cash and cash equivalents	(16,686)	19,896
Cash and cash equivalents at beginning of period	20,014	118
Cash and cash equivalents at end of period	$3,328	$20,014

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME
THIRTEEN AND FIFTY-TWO WEEKS ENDED DECEMBER 26, 2014 AND DECEMBER 27, 2013
(unaudited; in thousands)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 26, 2014	December 27, 2013	December 26, 2014	December 27, 2013
Net Income:	$5,199	$4,836	$14,215	$16,990
Interest expense	2,104	2,177	8,167	7,775
Depreciation	883	596	3,113	2,521
Amortization	725	1,259	5,130	4,796
Provision for income tax expense	4,367	3,175	10,633	11,808
EBITDA (1)	13,278	12,043	41,258	43,890

Adjustments:
Stock compensation (2)	342	318	1,374	1,210
Duplicate rent(3)	406	424	1,685	1,542
Cumulative impact of prior periods inventory overstatement (4)	—	905	—	469
Investigation costs (5)	33	312	671	312
Integration/Deal costs (6)	16	574	580	574
Reduction of contingent liability (7)	(1,904)	(1,207)	(1,904)	(1,207)
Settlement with Seller (8)	—	—	(1,477)	—

Adjusted EBITDA (1)	$12,171	$13,369	$42,187	$46,790

1. We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2. Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock to our key employees and our independent directors.

3. Represents rent expense and other facility costs, including utilities and insurance, incurred in on the renovation and expansion of our Bronx, NY distribution facility while we are unable to use the facility.

4. Represents the cumulative prior year impact related to the inventory misstatements at Michael's Finer Meats.

5. Represents the costs incurred in our previously disclosed investigation of the accounting issue at Michael's Finer Meats.

6. Represents outside costs incurred to complete acquisitions and integrate acquisitions onto a common IT platform.

7. Represents the reduction of a liability for contingent consideration related to two of the Company's prior acquisitions due to the fact that the acquired entities failed to meet specified earnings targets for fiscal 2014 and 2013 as defined in the earnout agreements for those transactions.

8. Represents the payment received from the former owners of Michael's Finer Meats in settlement of a dispute involving the previously disclosed accounting issue related to inventory.

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF MODIFIED PRO FORMA NET INCOME TO NET INCOME
THIRTEEN AND FIFTY-TWO WEEKS ENDED DECEMBER 26, 2014 AND DECEMBER 27, 2013
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 26, 2014	December 27, 2013	December 26, 2014	December 27, 2013

Net Income Available to Common Stockholders	$5,199	$4,836	$14,215	$16,990

Adjustments to Reconcile Modified Pro Forma Net Income to Net Income (1):
Duplicate Rent (2)	406	424	1,685	1,542
Investigation Costs (3)	33	312	671	312
Cumulative impact of prior periods inventory overstatement (4)	—	905	—	469
Integration/Deal Costs (5)	16	574	580	574
Adjustment of Deferred Financing Fees (6)	—	—	—	(134)
Reduction of contingent liability (7)	(1,904)	(1,207)	(1,904)	(1,207)
Settlement With Sellers (8)	—	—	(1,477)	—
Prior year tax audit (9)	519	—	519	—
Tax Effect Adjustments (10)	590	(399)	181	(638)

Total Adjustments	(340)	609	255	918

Modified Pro Forma Net Income Available to Common Stockholders	$4,859	$5,445	$14,470	$17,908

Diluted Earnings per Share - Modified Pro Forma	$0.20	$0.22	$0.58	$0.81

Diluted Shares Outstanding - Modified Pro Forma	24,842,558	24,822,489	24,844,565	21,995,042

1. We are presenting modified pro forma net income available to common stockholders and modified pro forma EPS, which are not measurements determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income available to common stockholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use modified pro forma net income available to common stockholders and modified pro forma EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of modified pro forma net income available to common stockholders and modified pro forma EPS as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2. Represents rent expense and other facility costs, including utilities and insurance, incurred on the renovation and expansion of our Bronx, NY distribution facility while we are unable to use the facility.

3. Represents the costs incurred in our previously disclosed investigation of the accounting issue at Michael's Finer Meats.

4. Represents the cumulative prior year impact related to the inventory misstatements at Michael's Finer Meats.

5. Represents outside costs incurred to complete acquisitions and integrate acquisitions onto a common IT platform.

6. Represents adjustment of deferred financing fees in connection with refinancing our senior secured credit facilities in April 2012.

7. Represents the reduction of a liability for contingent consideration related to two of the Company's prior acquisitions due to the fact that the acquired entities failed to meet specified earnings targets for fiscal 2014 and 2013 as defined in the earnout agreements for those transactions.

8. Represents the payment received from the former owners of Michael's Finer Meats in settlement of a dispute involving the previously disclosed accounting issue related to inventory.

9. Represents the results of a New York state tax audit for fiscal years 2010 through 2013 which are reflected in fiscal 2014.

10. Represents the tax effect of items 2 through 8 above.

THE CHEFS' WAREHOUSE, INC.
2015 FULLY DILUTED EPS GUIDANCE RECONCILIATION TO 2015 MODIFIED
PRO FORMA FULLY DILUTED EPS GUIDANCE (1)(2)

	Low-End	High-End
	Guidance	Guidance

Net income per diluted share	$0.57	$0.66

Duplicate occupancy costs (3)	0.02	0.02
Transaction and related costs (4)	0.11	0.12

Modified pro forma net income per diluted share	$0.70	$0.80

1. We are presenting estimated modified pro forma EPS, which is not a measurement determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe this measure provides an additional metric to evaluate our currently estimated results and which we believe, when considered with both our estimated GAAP results and the reconciliation to estimated net income per diluted share, provides a more complete understanding of our expectations for our business than could be obtained absent this disclosure. We use modified pro forma EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of modified pro forma EPS as a performance measure permits a comparative assessment of our expectations regarding our estimated operating performance relative to our estimated operating performance based on our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2. Guidance is based upon an estimated effective tax rate of 41.5% and an estimated fully diluted share count of 28.0 million shares.

3. Represents rent and occupancy costs, including utilities and insurance, expected to be incurred in connection with the Company's facility consolidations, including our Bronx, NY distribution facility, while we are unable to use those facilities.

4. Represents transaction related costs expected to be incurred, including legal, due diligence, integration costs and transaction bonuses, related to the Company's planned acquisition of Del Monte.

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE FOR FISCAL 2015
(unaudited; in thousands)

	Low-End Guidance	High-End Guidance

Net Income:	$16,000	$18,500
Provision for income tax expense	11,000	13,000
Depreciation & amortization	20,000	19,000
Interest expense	14,000	13,000
EBITDA (1)	61,000	63,500

Adjustments:
Stock compensation (2)	2,000	2,000
Duplicate rent (3)	800	1,000
Transaction and related costs (4)	4,500	5,500

Adjusted EBITDA (1)	$68,300	$72,000

1. We are presenting estimated EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our currently projected results and which we believe, when considered with both our estimated GAAP results and the reconciliation to our estimated net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2. Represents non-cash stock compensation expense expected to be associated with awards of restricted shares of our common stock to our key employees and our independent directors.

3. Represents rent and occupancy costs, including utilities and insurance, expected to be incurred in connection with the Company's facility consolidations, including our Bronx, NY distribution facility, while we are unable to use those facilities.

4. Represents transaction related costs expected to be incurred, including legal, due diligence, integration costs and transaction bonuses, related to the Company's planned acquisition of Del Monte.